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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*



                              Peerless Group, Inc.
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                               (Name of Issuer)

                    Common Stock, par value $.01 per share
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                        (Title of Class of Securities)

                                  705499 10 1
                                  -----------
                                (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                SCHEDULE 13G/A

--------------------------------
CUSIP No.   705499 10 1
--------------------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Rodney L. Armstrong, Jr.

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           Texas
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                          SOLE VOTING POWER
                     5
     NUMBER OF             738,740

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                           55,900
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             738,740

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          55,900
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
       794,640
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
        16.2%
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      TYPE OF REPORTING PERSON*
12
        IN
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                     *SEE INSTRUCTION BEFORE FILLING OUT!
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Item 4 of the Form 13G filed by the filing person with the Securities and
Exchange Commission on February 13, 1997 relating to the common stock of Peerless Group, Inc. is hereby amended to read in its entirety as follows:

Item 4.  Ownership
------   ---------

       (a)  Amount beneficially owned:  794,640

       (b)  Percent of class: 16.2%

       (c)  Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote: 738,740

            (ii)  Shared power to vote or to direct the vote: 55,900

            (iii) Sole power to dispose or direct the disposition of: 738,740

            (iv)  Shared power to dispose or to direct the disposition of:
                  55,900
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                                   SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              Date:  February 12, 1998


                                /s/ Rodney L. Armstrong, Jr.
                                ----------------------------
                                Rodney L. Armstrong, Jr.